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                                                                     EXHIBIT 8.3

                               September __, 1999




The Board of Directors
MedE AMERICA Corporation
90 Merrick Avenue
Suite 501
East Meadow, New York  11554

     Re:  Merger among Healtheon Corporation, MedE AMERICA and
          Merc Acquisition Corp.

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Information Statement/Prospectus dated [ ], 1999 of MedE AMERICA Corporation ("MedE"), which forms a part of the Registration Statement on Form S-4 of Healtheon Corporation ("Healtheon") filed with the Securities and Exchange Commission on [ ], 1999 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), and which describes the proposed merger (the "Merger") of Healtheon's wholly-owned transitory merger subsidiary ("Merger Sub") with and into MedE pursuant to the Agreement and Plan of Merger dated as of April 20, 1999, as amended as of August 2, 1999, by and among Healtheon, Merger Sub and MedE (the "Merger Agreement").

     In that connection, we have examined the Registration Statement and such other documents, and we have made such other and further investigations, as we have deemed necessary and appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. In addition, we have assumed
(i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the truth and accuracy of the representations and warranties made by Healtheon, MedE and Merger Sub in the Merger Agreement, and (iii) the truth and accuracy of the certificates of representations to be provided to us by Healtheon, MedE and Merger Sub.

     Based on the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion the statements made in the Registration Statement under the caption "Material U.S. federal income tax considerations of the MedE AMERICA reorganization" set forth the material United States federal income tax considerations of the Merger generally applicable to the stockholders of MedE under existing federal income tax law. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place

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September 2, 1999
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which could affect the United States federal income tax considerations of the
Merger or that contrary positions may not be taken by the Internal Revenue Service.

     We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

     We consent to the filing of this opinion as Exhibit [ ] to the Registration Statement and to the use of our name under the caption "Material U.S. federal income tax considerations of the MedE AMERICA reorganization". By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,



                                                     Reboul, MacMurray, Hewitt,
                                                        Maynard & Kristol